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                                                                    EXHIBIT 99.2

                                CacheFlow Inc.

                          Notice of Stock Option Grant

          You have been granted the following option to purchase Common Stock of CacheFlow Inc. (the "Company"):

          Name of Optionee:

          Total Number of Shares Granted:

          Type of Option:               Nonstatutory Stock Option

          Exercise Price Per Share:     $(PricePerShare)

          Date of Grant:

          Vesting Commencement Date:

          Vesting Schedule:             This option becomes exercisable with
                                        respect to the first 25% of the Shares
                                        subject to this option when you complete
                                        12 months of continuous Service from the Vesting Commencement Date and with respect to an additional 2.083% of the Shares subject to this option when you complete each month of continuous
                                        Service thereafter.

          Expiration Date:

By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Stock Option Agreement, which is attached to and made a part of this document.

Optionee:                           CacheFlow Inc.

                                    By:
------------------------------         --------------------------------

                                    Title:
------------------------------            -----------------------------
Print Name
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                                CacheFlow Inc.

                            Stock Option Agreement

Grant of Option     You have been granted an option as of the Grant Date
                    to purchase up to the number of Shares of Company
                    Common Stock specified in the Notice of Stock Option
                    Grant.

Tax Treatment       This option is intended to be a nonstatutory option,
                    as provided in the Notice of Stock Option Grant.

Vesting This option becomes exercisable in installments, as shown in the Notice of Stock Option Grant. No additional shares become exercisable after your service as an employee, consultant or outside director of the Company or a parent or subsidiary of the Company ("Service") has terminated for any reason.

Term This option expires in any event on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your Service terminates, as described below.)

Regular             If your Service terminates for any reason except
Termination         death, Permanent Disability or Misconduct, then this
                    option will expire on the date 3 months after your termination date. The Company determines when your Service terminates for this purpose.

Permanent           If your Service terminates because of your Permanent
Disability          Disability, then this option will expire on the date
                    12 months after your termination date. The Company determines when your Service terminates for this purpose.

                    Permanent Disability means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than 12 months.

Death If you die while in Service, the option will expire on the date 12 months after the date of death.
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Misconduct          If your Service terminates for Misconduct, then this
                    option will terminate immediately and cease to be outstanding. "Misconduct" includes fraud, embezzlement, dishonesty or any unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary or any other intentional misconduct adversely affecting the business or affairs of the Company or a parent or subsidiary of the Company. The foregoing definition is not deemed to be inclusive of all the acts or omissions that the Company or any parent or subsidiary corporation may consider as grounds for your dismissal or discharge or the discharge of any other individual in the Service of the Company or any parent or subsidiary corporation.

Change in           In the event of a Change in Control, then the
Control             vesting of this option will not automatically
                    accelerate unless this option is, in connection with the Change in Control, not to be assumed by the successor corporation (or its parent) or to be replaced with a comparable option for shares of the capital stock of the successor corporation (or its parent). The determination of option comparability will be made by the Company's Board of Directors, and its determination will be final, binding and conclusive.

                    Change in Control" shall mean:
                    . The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

                    . The sale, transfer or other disposition of all or substantially all of the Company's assets;

                    . A change in the composition of the Board, as a result of which fewer than 50% of the incumbent directors are directors who either (i) had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control (the "original directors") or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved; or

                    . Any transaction as a result of which any person is the "beneficial

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                       owner" (as defined in Rule 13d-3 under the Exchange Act),
                       directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company's then outstanding voting securities. For purposes of this Paragraph (d), the term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude(i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Parent or Subsidiary and (ii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.

                    A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such transaction.

Involuntary         If the option is assumed by the successor
Termination         corporation (or its parent) and you experience an
                    Involuntary Termination within eighteen months following a Change in Control, the vesting of this option will automatically accelerate so that this option will, immediately before the effective date of the Involuntary
                    Termination, become fully exercisable for all of the shares of Common Stock at the time subject to this option and may be exercised for any or all of those shares as fully-vested shares of Common Stock.

                    An Involuntary Termination means the termination of your Service by reason of: your involuntary dismissal or discharge by the Company for reasons other than Misconduct (as defined below), or (b) your voluntary resignation following (1) a change in your position with the Company which materially reduces your level of responsibility, (2) a reduction in your level of compensation (including base salary, fringe benefits and participation in bonus or incentive programs) or (3) a relocation of your place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Company without your consent.

Restrictions        The Company will not permit you to exercise this
on Exercise         option if the issuance of shares at that time would
                    violate any law or regulation.

Notice of           When you wish to exercise this option, you must
Exercise            notify the Company by filing the proper "Notice of
                    Exercise" form at the address given on the form.
                    Your notice must specify how many shares you wish to purchase. Your notice must also specify how your shares should be registered (in your name only or in your and your spouse's names as community

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                    property or as joint tenants with right of survivorship).
                    The notice will be effective when it is received by the Company.

                    If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment     When you submit your notice of exercise, you must
                    include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

                    .  Cash or check made payable to the Company.

                    . Certificates for shares of Common Stock that you own, along with any forms needed to effect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. However, you may not surrender the ownership of shares of Common Stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

                    . Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

                    . Irrevocable directions to pledge all or part of your option shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the loan proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

Withholding         You will not be allowed to exercise this option
Taxes and           unless you make arrangements acceptable to the
Stock               Company to pay any withholding taxes that may be due
Withholding         as a result of the option exercise.  These arrangements may include withholding shares of Common Stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

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Restrictions        By signing this Agreement, you agree not to sell any
on Resale           option shares at a time when applicable laws,
                    Company policies or an agreement between the Company and its underwriters prohibit a sale.

Market              In connection with any underwritten public offering
Stand-off           by the Company of its equity securities pursuant to
                    an effective registration statement filed under the Securities Act of 1933, you agree that you will not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any shares acquired under this option without the prior written consent of the Company or its underwriters. This market stand-off restriction shall be in effect for such period of time following the offering as may be requested by the Company or its underwriters up to a maximum of 180 days but shall terminate two years after the date of the Company's initial public offering. The Company may impose stop-transfer instructions with respect to the shares acquired under this option.

Transfer of         Before your death, only you may exercise this
Option              option.  You cannot transfer or assign this option.
                    For instance, you may not sell this option or use it as security for a loan. If you attempt to do any of these things, this option will immediately become invalid. You may, however, dispose of this option in your will or a beneficiary designation.

                    Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Employment or       Your option or this Agreement do not give you the
Retention           right to be retained by the Company or a parent or
Rights              subsidiary of the Company in any capacity.  The
                    Company and its parents or subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder         You, or your estate or heirs, have no rights as a
Rights              stockholder of the Company until you have exercised
                    this option by giving the required notice to the Company and paying the exercise price. No adjustments are made for dividends or other rights if the applicable record date occurs before you exercise this option; except to the extent adjustments would be made pursuant to the Company's 1999
                    Stock Incentive Plan.

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Adjustments         In the event of a stock split, a stock dividend or a
                    similar change in Common Stock, the number of shares covered by this option and the exercise price per share may be adjusted in the same manner and to the same extent as options are adjusted pursuant to the Company's 1999 Stock Incentive Plan.

Applicable Law      This Agreement will be interpreted and enforced
                    under the laws of the State of Delaware (without regard to their choice-of-law provisions).

                    This Agreement constitutes the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.



By signing the Notice of Stock Option Grant, you agree to all of the terms and conditions described above.

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